Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Jushi Holdings Inc. on Form S-8 of our audit report dated May 16, 2022, except for Note 25 as to which the date is July 6, 2022, with respect to our audits of the consolidated financial statements of Jushi Holdings Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 appearing in the Amendment No. 1 to the Registration Statement on Form S-1 of Jushi Holdings Inc.

/s/ Marcum LLP

Marcum LLP
Chicago, Illinois
November 22, 2022